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                                                                  Exhibit (a)(4)

                    GOLDMAN SACHS VARIABLE INSURANCE TRUST

                         AMENDMENT NO. 3 TO AGREEMENT
                           AND DECLARATION OF TRUST


        The undersigned Secretary/Assistant Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on April 28, 1999:

                RESOLVED, that the Agreement and Declaration of Trust be amended as contemplated in Article V, Section 1 for the purpose of changing the name of the Goldman Sachs Mid Cap Equity Fund to Goldman Sachs Mid Cap Value Fund; and

                FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.




As of April 28, 1999                        /s/ Michael J. Richman
                                           ________________________________
                                                  Michael J. Richman
                                           Title: Secretary